"APPROVED"
shareholder decision
Decision №6 from 14/08/2019

CHARTER

JOINT-STOCK COMPANY

"Aetsoft"

STATUTE

ADRYKTAGA AKTSYYANERNAGA TAVARYSTVA

"Aetsoft"

Translation is correct 20.12.2019

«Аетсофт»
РЕСПУБЛИКА БЕЛАРУСЬ
АКЦИОНЕРНОЕ
ОТКРЫТОЕ ОБЩЕСТВО
ГОРОД МИНСК

Minsk
2019

Article 1. GENERAL PROVISIONS

1.1. This Charter is the Charter of "Aetsoft" Joint-Stock Company established by reorganization in the form of transformation from "Aetsoft" Limited Liability Company (Certificate of state registration of a legal entity

№0145288 from December 21, 2017), renamed "Data Procurement" Limited Liability Company (Certificate on state registration of a legal entity №0143759 from September 18, 2017), arising from the reorganization through the transformation of the Private Production and Trade Unitary Company "Data Procurement", registered by the Minsk City Executive Committee on 06.02.2014 in the Unified State Register of Legal Entities and Individual Entrepreneurs under the number 192209462.

1.2. "Aetsoft" Joint-Stock Company, hereinafter referred to as the "Company", was established in accordance with the Civil Code of the Republic of Belarus, the Companies Law of the Republic of Belarus "and other regulatory legal acts of the Republic of Belarus and is the assignee of "Aetsoft" Limited Liability Company in relation to all rights and obligations of the latter, with the exception of rights and obligations that can not belong to the Company.

Company Name:

Full name in Russian:

Joint Stock Company "Aetsoft".

Abbreviated name in Russian: JSC Aetsoft.

The full name in the Belarusian language is: Adkrytae aktsiyanernae tavarystva "Aetsoft".

Abbreviated name in Belarusian: AAT "Aetsoft".

Full name in English: Joint-stock company "Aetsoft".

Abbreviated name in English: JSC "Aetsoft".

1.3. Location of the Company: 220089, Minsk, ul. Zheleznodorozhnaya, 33A / 1-6.

1.4. The Company is a legal entity, according to the legislation of the Republic of Belarus, on its own behalf may acquire property and personal non-property rights and bear obligations, be a plaintiff and a defendant in court, open settlement, currency and other accounts in banks, have a seal, stamps and other details with its name.

1.5. The Company is created for an indefinite period.

1.6. The Company is not liable for the debts and obligations of shareholders.

1.7. The Company has the right to create unitary enterprises, open branches and representative offices in the Republic of Belarus and abroad, participate in joint-stock companies, limited liability companies and other business companies and partnerships, as well as associations and other legal entities.

1.8. To identify its products, the Company may develop and use its own trademark in the manner prescribed by law. The Company has the right to use the trademarks of other persons in the manner prescribed by law.

1.9. The Company is not liable for the debts and obligations of shareholders.

1.10. The Company is guided in its activity by the legislation of the Republic of Belarus and this Charter.

1.11. The Company within two months, if other terms are not established by law, makes the appropriate changes and additions to this Charter and submits them in the prescribed manner for state registration in the case of:

- changes in the name of the Company;
- in other cases and in the manner prescribed by law.

Article 2. SUBJECT AND OBJECTIVES OF THE COMPANY'S ACTIVITY

2.1. The main purpose of the Company is to conduct business activities aimed at making a profit.

2.2. The company carries out activities according to the national classifier of types of economic activity and in accordance with the legislation of the Republic of Belarus.

The main type of economic activity of the Company (according to the National Classifier of the Republic of Belarus OKRB 005-2011 "Types of Economic Activity") is:

- activity in the field of computer programming (code 62010).

Types of activities subject to licensing are carried out by the Company after obtaining the appropriate license.

2.3. The company has the right to purchase vehicles with subsequent registration in the traffic police.

2.4. The Company carries out foreign economic activity in the manner established by the legislation of the Republic of Belarus.

2.5. The company has the right to independently determine specific areas of its activity depending on the market conditions.

Article 3. SHAREHOLDERS OF THE COMPANY

3.1. The shareholders of the Company are legal entities and (or) individuals who are owners of the Company's shares. Shareholders of the Company are also persons who have received the right of economic management or operational management for the shares of the Company.

3.2. The company may have one shareholder.

3.3. Shareholders are entitled to:

- obtaining part of the Company's profits in the form of dividends;
- in the event of liquidation of the Company, receipt of a part of the property remaining after settlements with creditors, or its value;
- participation in the General Shareholders Meeting with the right to vote on matters within the competence of the General Shareholders Meeting;
- obtaining information on the Company's activities and familiarization with the documentation in the amount and manner established by this Charter;
- disposal of their shares in the manner prescribed by law and this Charter;
- preferential purchase of additionally emitted shares;

- conclusion of shareholder agreements;
- the exercise of other rights stipulated by law, this Charter, as well as those granted by the General Meeting of Shareholders and not inconsistent with the law.

3.4. Shareholders are required to:
- make contributions to the charter fund of the Company in the manner, amount, methods and terms provided for by the legislation and this Charter;
- not to disclose confidential information about the activities of the Company, obtained in connection with participation in the Company;
- perform other duties related to participation in the Company, as provided by law and this Charter, as well as a shareholder agreement in the event that the shareholder is a party to such an agreement.

3.5. Shareholders are not liable for the obligations of the Company and bear the risk of losses associated with the activities of the Company, to the extent of the value of their shares.

3.6. Shareholders who have not fully paid up the shares shall be jointly and severally liable for the obligations of the Company within the unpaid part of the value of their shares.

3.7. Termination of participation in the Company occurs in the event of a shareholder alienating his shares, as a result of succession, as well as in other cases established by law and this Charter.

3.8. The Company is obliged to conclude an agreement with the depositary for the depositary services of the joint-stock company, in accordance with the terms of which, at the request of the Company, the depositary shall form the register of shareholders. The company is obliged to take measures to ensure the protection of information entered in the register of shareholders, and has the right to provide such information to state bodies, legal entities or individuals in accordance with legislative acts.

3.9. Not later than 3 (three) days prior to the General Meeting of Shareholders, shareholders who have entered into a shareholder agreement are obliged to notify the Company of their conclusion of a shareholder agreement (introduction of changes and (or) additions to it). If a shareholder agreement is concluded within a period of less than three days before the date of the General Meeting of Shareholders, the Company shall be notified on the date of the conclusion of the Shareholder Agreement, but before the General Meeting of Shareholders.

3.10. In the letter on the conclusion of the shareholder agreement (making changes and (or) additions to it) the shareholders indicate the information:
- on the conclusion of a shareholder agreement (making changes and (or) additions to it), including the date of its conclusion and number;
- on the parties to the shareholder agreement (on the shareholder - individual - surname, name, patronymic (if any); on the shareholder - legal entity - name);
- on the number of shares owned by the parties to the shareholder agreement.

The letter of conclusion of the shareholder agreement (making changes and (or) additions to it) may also indicate other information about the shareholder agreement.

3.11. The Company shall disclose to other shareholders no later than 3 (three) days prior to the General Meeting of Shareholders the information on the conclusion of the shareholder agreement (making changes and / or additions to it), including information about the parties to the shareholder agreement and the number of shares owned by them. Information disclosure is carried out by sending a registered letter with receipt notification.

When entering into a shareholder agreement within less than 3 (three) days prior to the date of the General Meeting of Shareholders, the Company must disclose to other shareholders information on entering into the shareholder agreement (making changes and (or) additions to it), including information about the parties to the shareholder agreement and the number of shares, before the start of the General Meeting of Shareholders. Information on the fact of notifying shareholders of a shareholder agreement is drawn up by an act of notification, which is signed by the chairman and secretary of the General Meeting of Shareholders. A list with the signatures of shareholders who are not parties to the shareholder agreement, confirming the fact that shareholders have been notified of the shareholder agreement, is attached to the notification act. After the General Meeting of Shareholders, the Company sends a copy of the act of notification to all shareholders participating in the General Meeting of Shareholders by sending a registered letter with acknowledgment of receipt. Shareholders who are not parties to the shareholder agreement and who are absent from the General Meeting of Shareholders are sent a letter on the conclusion of the shareholder agreement on the day of the General Meeting of Shareholders.

3.12. In the letter of the conclusion of a shareholder agreement (making changes and (or) additions to it), sent in accordance with Part 2 of Sub. 3.11 of this Charter, the following information shall be indicated:
- on the conclusion of a shareholder agreement (making changes and (or) additions to it), including the date of its conclusion and number;
- on the parties to the shareholder agreement (on the shareholder - individual - surname, name, patronymic (if any); on the shareholder - legal entity - name);
- on the number of shares owned by the parties of the shareholder agreement;
- other information about the shareholder agreement, if it was provided to the Company by the parties of the shareholder agreement.

Article 4. CHARTER CAPITAL

4.1. The company was created by reorganization in the form of transformation. The charter capital of the Company is formed from the net assets of the company in amount of 2,400,000.00 (two million four hundred thousand, 00 copecks) Belarusian rubles.

4.2. The charter capital of the Company is divided into ordinary (ordinary) shares in the amount of 240,000,000 (two hundred forty million) pieces with a par value of 0.01 Belarusian rubles each.
4.3. The general meeting may decide to change the number of shares without changing the size of the charter fund. The change in the number of shares without changing the size of the charter fund is carried out by exchanging 2 (two) or more shares of the Company for 1 (one) new share of the changed nominal value of the same category (type) (consolidation of shares) or exchanging 1 (one) share of the Company by 2 (two) or more shares of a modified nominal value of the same category (type) (split of shares). At the same time, a change in the number of shareholders and the ratio of their shares and the formation of parts of shares (fractional shares) are not allowed. Simultaneously with the decision to consolidate or split the shares, the General Meeting of Shareholders of the Company is obliged to make a decision on making appropriate amendments to the Charter regarding the nominal value and number of shares of the Company of the relevant category (type).
4.4. Securities issued by the Company include shares of the Company.
4.5. The procedure for issuing shares is determined by the legislation of the Republic of Belarus on securities.
4.6. The company issues ordinary (ordinary) shares.
4.7. The charter capital of the Company may be increased by:
- issue of shares of additional issue;
- increase the nominal value of shares.

4.8. An increase in the charter capital of the Company is allowed after its full payment.
4.9. The increase in the charter capital of the Company by issuing shares of additional issue can be carried out both at the expense of the Company's own capital and (or) funds of its shareholders, and at the expense of other investments. The increase in the charter capital of the Company by increasing the nominal value of shares is carried out at the expense of the Company's own capital, and subject to the unanimous adoption of such a decision by all shareholders - at the expense of its shareholders.
4.10. The amount by which the charter capital of the Company is increased at the expense of its own capital shall not exceed the difference between the value of the net assets and the amount of the charter capital and reserve funds of the Company.
4.11. When increasing the charter capital of the Company by issuing shares of an additional issue, the General Meeting of Shareholders approves the decision on their issue, containing details and information established by the legislation on securities.
4.12. When increasing the charter capital of the Company by issuing shares of additional issue at the expense of the Company's own capital, shares of this issue are placed, unless otherwise provided by legislative acts, among all shareholders in proportion to the number of shares of the same category of the same type belonging to them.
4.13. If the charter capital of the Company is increased by issuing shares of an additional issue, the charter capital is increased by the amount of the nominal values of the outstanding shares of the additional issue. In the case of placement of shares of an additional issue through a subscription for shares, the results of the subscription are approved by the General Meeting of Shareholders.
4.14. Reducing the size of the charter capital is carried out by:
- reducing the nominal value of shares;
- the acquisition by the Company of shares in order to reduce their total number.

4.15. The Company shall not have the right to make a decision to reduce its charter capital if, as a result of such a reduction, the charter capital of the Company becomes less than the minimum size of the charter capital provided by law.
4.16. The reduction of the charter capital of the Company through the acquisition by the Company of a part of shares in order to reduce their total number is allowed, except in cases provided by law.
4.17. When reducing the charter capital of the Company by acquiring a portion of shares by the Company in order to reduce their total number, the charter capital is reduced by the amount of the nominal values of the acquired shares.
4.18. Reduction of the size of the charter fund of the Company is allowed after notification of all its creditors in the manner prescribed by law.

Article 5. COMPANY'S PLACEMENT OF ADDITIONAL EMITTED SHARES

5.1. Placement by the Company of additional emitted shares is carried out in the manner specified by law. In case of open placement of additional issue shares by the Company, they are placed among an unlimited number of persons. In case of placement of shares of an additional issue at the expense of the Company's own capital and (or) funds of its shareholders, the company has the right to conduct a closed placement of shares of the additional issue.
5.2. Shareholders have the preemptive right to purchase additionally emitted shares.
5.3. Shareholders are entitled to purchase additionally emitted shares in an amount directly proportional to the number of shares belonging to them of the same category and of the same type. If one of the shareholders refuses to exercise their preemptive right to purchase additionally emitted shares, the other shareholder has the right to buy all the shares or part of the shares the shareholder refused to buy.
5.4. Shareholders are notified of their preemptive right to purchase additionally emitted shares by the Company by postal mail with notice of receipt.
5.5. The notice must contain:

- an indication of the number of additionally emitted shares;
- price of additionally issued shares;
- method of placement of shares, actions that a shareholder must perform in order to exercise his preemptive right;
- other necessary information determined by the Company.

5.6. The term of the preemptive right to purchase shares is 50 (fifty) days from the date of receipt by the shareholder of the Company's notice. Shareholders who wish to exercise their preemptive right to purchase shares must, within a specified period, send a notice to the Company and carry out the actions specified in the notification necessary for the exercise of the preemptive right. It is considered that the shareholder did not use the preemptive right to purchase additionally emitted shares if the shareholder did not receive consent for their purchase or refusal to purchase them during the above period.

5.7. The procedure for the execution by shareholders of the preemptive right to purchase shares additionally emitted by the Company to the extent not regulated by this Charter may be determined by the local regulatory legal act of the Company approved by the General Meeting of Shareholders.

5.8. Placing shares of an additional issue, regardless of the amount of their nominal values or the interest of affiliates in the placement of such shares, is not a major transaction or a transaction in which there is an interest of affiliates.

ARTICLE 6. PURCHASE AND SALE OF THE COMPANY'S SHARES

6.1. A shareholder of the Company intending to sell his shares (or part of the shares) is obliged to notify the Company in writing, indicating the quantity, price and other terms of sale of the shares.

6.2. The Company has no right to make a decision on the acquisition of shares and to acquire shares:
- until full payment of the statutory fund;
- if the Company has a stable nature of insolvency in accordance with the legislation on economic insolvency (bankruptcy) or if the specified nature will appear in the Company as a result of the acquisition of shares;
- if at the time of the acquisition of shares the value of the Company's net assets is less than the amount of its charter fund and reserve funds or becomes less than their amount as a result of the acquisition of shares;
- if the sum of the nominal values of shares held by the Company is more than ten percent of the charter capital of the Company, except for the case of a decrease in the charter capital;

if the shareholder who submitted the offer to sell the Company's shares is its sole participant;
until completion of the repurchase of the Company's shares at the request of its shareholders in accordance with the law.

6.3. Repurchase of shares of the Company by the Company at the request of shareholders is carried out in the following cases:
- the reorganization of the Company, if the shareholders demanding the repurchase of their shares voted against the adoption of a decision on its reorganization or were not duly notified of the holding of the General Meeting of Shareholders at which such a decision was made;
- making changes and (or) additions to this Charter regarding the rights of shareholders, which resulted in restriction of these rights, if the shareholders demanding the repurchase of their shares voted against the corresponding decision or were not properly notified about the holding of the General Shareholders Meeting at which such a decision has been made;
- making a major transaction of the Company if the shareholders demanding the repurchase of their shares voted against the decision to commit a major transaction or were not duly notified of the General Meeting of Shareholders at which the decision was made.

6.4. The list of shareholders whose shares are to be repurchased by the Company at the request of shareholders is compiled on the basis of data from the same register of shareholders, on the basis of which a list of persons entitled to participate in the General Meeting of Shareholders was compiled, the agenda of which included issues that may entail the right of shareholders to demand the redemption of Company's shares.

6.5. The price of the redemption by the Company of shares at the request of shareholders is approved by the General Meeting of Shareholders, which makes a decision capable of giving the shareholders the right to demand the redemption of the Company's shares. In the case of an independent valuation of shares, the repurchase price of the shares must not be less than the value of the shares indicated in the evaluation report.

6.6. An independent assessment of the value of the shares must be carried out at the request of the shareholders, who in the aggregate own 2 (two) or more percent of the Company's voting shares, at the expense of the Company or may be initiated by the Company itself or any shareholder (shareholders) at their own expense. The issue of the Company's redemption price at the request of shareholders should be included in the agenda, which includes an issue, the decision on which may entail the right of shareholders to demand redemption of the Company's shares.

6.7. Payment of shares at their redemption at the request of shareholders is carried out in cash.
The total amount of funds sent by the Company to repurchase shares at the request of its shareholders may not exceed 10 (ten) percent of the Company's net asset value at the date of the decision that caused the shareholders to demand repurchase of their shares by the Company.
If the total number of shares offered for redemption at the request of shareholders is more than 10 (ten) percent of the Company's net asset value at the date of the decision that resulted in the shareholders having the right to

demand redemption of its shares by the Company, the shares are redeemed from shareholders proportionally to the stated requirements.

6.8. Within 15 (fifteen) days after the General Meeting of Shareholders, which made the decision that entails the shareholders having the right to demand the repurchase of shares, the Company notifies the shareholders in the order in which they were notified of the meeting, about their right to demand repurchase of the shares. The notification must indicate the price of the repurchase of shares and the period during which shareholders may submit a written request to the Company to repurchase their shares. The period during which shareholders may make a request to repurchase shares is 15 (fifteen) calendar days from the date of the decision by the General Meeting of Shareholders, which resulted in the shareholders having the right to demand repurchase of their shares. The written request of a shareholder to repurchase his shares must contain the surname, first name and patronymic (name) and the signature of the shareholder, as well as the number of shares, the repurchase of which he demands.

Within 20 (twenty) calendar days from the date of the expiration of the term of submission by the shareholders the written requests for the repurchase of shares, the Company is obliged to repurchase the shares from these shareholders.

If the Company refuses to repurchase the shares, a written notification is sent to the shareholders, containing the reason for the refusal, within 5 (five) calendar days from the date of the decision.

6.9. Shares redeemed by the Company at the request of shareholders are placed at its disposal, unless otherwise provided by law and this Charter. The Company has the right to dispose of such shares in the manner and on the conditions established by law.

A shareholder who is the sole member of the Company shall not have the right to demand the redemption of his shares.

6.10. Shares acquired by the Company by decision of the General Meeting of Shareholders to reduce the charter capital of the Company in order to reduce their total number are subject to cancellation by decision of the charter state body on the basis of documents submitted by the Company in accordance with the legislation on securities. Shares acquired by the decision of the Company in other cases are placed at the disposal of the Company.

6.11. The shares received by the Company at its disposal do not provide voting rights, they are not taken into account when counting votes at the General Meeting of Shareholders, dividends are not charged on them, unless otherwise provided by law and this Charter. These shares must be sold in accordance with the purpose set forth in the decision of the General Meeting of Shareholders within 1 (one) year. In the event of non-sale of shares within 1 (one) year, the General Meeting of Shareholders must decide to reduce the charter capital of the Company by the amount of the nominal values of the shares at its disposal.

6.12. The company is obliged to dispose of the repurchased shares in the manner and time specified by law.

ARTICLE 7. COMPANY PROPERTY. DISTRIBUTION ORDER OF PROFIT AND LOSSES OF THE COMPANY

7.1. The Company owns:

- property transferred by shareholders of the Company to its charter capital in the form of contributions;
- property acquired by the Company in the course of its business activities;
- receipts received as a result of the use of property (fruits, products, incomes), unless otherwise provided by legislation or an agreement on the use of this property;
- property of unitary enterprises and institutions established by the Company;
- property acquired by the Company on other grounds permitted by law.

7.2. The property of the Company belongs to it by the right of ownership.

7.3. The Company has the right to distribute among the shareholders a part of the profit remaining at its disposal after paying taxes and other obligatory payments and covering the losses of the current periods generated by the Company's fault, by paying dividends, except as required by law.

7.4. Decisions on the declaration and payment of dividends for the first quarter, half year and 9 (nine) months may be made by the Company on the basis of its interim accounting (financial) statements, and based on the results of the year - on the basis of annual accounting (financial) statements.

7.5. Dividend payout dates are set by the General Meeting of Shareholders in accordance with the requirements of the law.

7.6. The list of shareholders entitled to receive dividends is compiled on the basis of data from the same register of shareholders, on the basis of which a list of persons entitled to participate in the General Meeting of Shareholders who made the decision to pay the respective dividends was compiled.

7.7. The Company is not entitled to make decisions on the declaration and payment of dividends, as well as to pay dividends, if:

- the charter capital is not fully paid;
- the value of the net assets of the joint-stock company is less than the amount of its charter fund and reserve funds or will become less than their amount as a result of dividend payment;
- the company has a stable nature of insolvency in accordance with the legislation on economic insolvency (bankruptcy) or the said character will appear in this company as a result of the payment of dividends;
- repurchase of the Company's shares at the request of its shareholders was not completed in accordance with the legislation.

7.8. The procedure for the declaration and payment of dividends of a joint-stock company in the part not regulated by this Charter shall be determined by the local regulatory legal act of the Company approved by the General Meeting of Shareholders.

7.9. In cases established by law, reserve funds are formed in the Company. The Company may form other funds that are created and used in accordance with the law or this Charter.

ARTICLE 8. GOVERNING AND CONTROL BODIES OF THE COMPANY

8.1. The management bodies of the Company are:

General Meeting of Shareholders;

Board of Directors (Supervisory Board) of the Company;

Director of the Company (hereinafter - the Director).

8.2. The powers of the executive body of the Company by decision of the General Meeting of Shareholders may be transferred under an agreement to another commercial organization or an individual entrepreneur (hereinafter referred to as the Manager).

8.3. Internal control of the financial and economic activities of the Company is carried out by the Company's Audit Commission (hereinafter - the Audit Commission).

8.4. The Board of Directors, the Director (Managing Director) and the Audit Commission report to the General Meeting of Shareholders.

8.5. Members of the Company's bodies in the exercise of their rights and discharge of duties:

- must act on the basis of openness (bring to the notice of the General Meeting and the Board of Directors information in accordance with the requirements of the law, this Charter and (or) local regulatory legal acts of the Company, as well as other information that may affect the performance by members of this board of their authority) in the interests of the Company in good faith and reasonably;

must ensure equal and fair treatment of all shareholders of the Company;

- should not use the Company's property or allow its use not in accordance with this Charter, decisions of the General Meeting of Shareholders and (or) the Board of Directors, as well as for personal purposes;
- should not lean away from the fulfillment by them of their duties as provided by law and this Charter.

ARTICLE 9. GENERAL MEETING OF SHAREHOLDERS

9.1. The supreme body of the Company is the General Meeting of Shareholders.

9.2. The general meeting of shareholders consists of shareholders and other persons in accordance with the law.

9.3. The General Meeting of Shareholders is charter to make decisions on the issues of the Company's activities referred to its competence by this Charter and current legislation.

9.4. The exclusive competence of the General Meeting of Shareholders includes:

- amendments of this Charter;
- change of the size of the charter capital of the Company;
- the decision to change the number of shares without changing the size of the charter capital;
- election of members of the Board of Directors and early termination of their powers, unless, in accordance with the legislation, the powers of a member (members) of the Board of Directors are terminated early without a decision of the General Meeting of Shareholders;
- election of members of the Audit Commission and early termination of their powers, except in cases where, in accordance with the legislation, the powers of members of the Audit Commission are terminated early without a decision of the General Meeting of Shareholders;
- approval of annual reports, annual accounting (financial) statements of the Company (data in book of records of incomes and expenses) and the distribution of profits and losses of the Company, if available and subject to the opinion of the Audit Commission and, in cases specified by law, the audit report;
- decision on the reorganization of the Company and on approval of the deed of transfer or separation balance sheet;
- a decision on the liquidation of the Company, the creation of a liquidation commission, the appointment of its chairman or liquidator and the approval of an interim liquidation and liquidation balance sheet, except for cases when the decision on the liquidation of the Company was taken by the registering body or court in accordance with legislative acts;
- determination of the amount of remuneration and compensation of expenses to members of the Board of Directors and the Audit Commission for the performance of their duties;
- approval, in cases stipulated by law, of local regulatory legal acts of the Company;
- granting to other management bodies of the Company the right to make single decisions on certain issues not related to the exclusive competence of the General Meeting of Shareholders;

determination of the procedure for conducting the General Meeting of Shareholders in the part not regulated by the legislation, this Charter and local regulatory legal acts of the Company;

- adoption and approval of the decision to issue shares;
- making decisions on the acquisition (alienation) by the Company of the Company's shares and on the declaration and payment of dividends for the first quarter, six months and 9 (nine) months based on the data of its interim accounting (financial) statements, and based on the results of the year - on the basis of annual accounting data (financial statements;

- the solution of other issues stipulated by legislative acts.

9.5. Issues attributed to the exclusive competence of the General Meeting of Shareholders cannot be delegated to other management bodies of the Company.

9.6. Regular and extraordinary General Meetings of Shareholders are convened and held in the cases and in the manner prescribed by legislative acts and this Charter.

9.7. The preparation, convocation and holding of the General Meeting is carried out by the Board of Directors.

9.8. Regular General Meetings shall be held in the cases provided for by this Charter, but at least once a year.

9.9. The annual General Meeting of Shareholders is held no later than 3 (three) months after the end of the reporting year.

9.10. The decision to convene and hold the annual General Meeting shall be made by the Board of Directors no later than 30 (thirty) days after the end of the reporting year.

9.11. If the annual general meeting of shareholders is not convened by the Board of Directors in the prescribed manner, it may be convened by the bodies or shareholders (shareholder) of the Company, having the right to request an extraordinary General Meeting.

9.12. The annual General Meeting of Shareholders approves annual reports, annual accounting (financial) statements and the distribution of profits and losses of the Company. The annual General Meeting of Shareholders should also consider the election of members of the Board of Directors and the Audit Commission.

9.13. An extraordinary General Meeting is held by decision of the Board of Directors on the basis of:

- own initiative:
- requirements of another management body of the Company;
- the requirements of the Audit Commission;
- requirements of an auditing organization (auditor - individual entrepreneur);
- claims of shareholders (shareholder) of the Company, possessing in the aggregate not less than 10 (ten) percent of the votes of the total votes of the Company's shareholders.

9.14. The requirement to hold an extraordinary General Meeting of Shareholders may be brought to the notice of the Board of Directors orally or in writing.

9.15. The Board of Directors within 5 (five) days from the date of receipt of the request to hold an extraordinary General Meeting of Shareholders is obliged to consider this request and decide to convene and hold this meeting or a reasoned decision to refuse to convene it.

9.16. The decision to convene and conduct the General Meeting shall determine:

- date, time and place (indicating the address) of the General Meeting;

the agenda of the General Meeting, with the wording of the draft decisions on each issue;

the form of the General Meeting, if it is not established by this Charter or by the bodies of the Company, its shareholders or an auditing organization (an auditor operating as an individual entrepreneur), requiring the convening of an extraordinary General Meeting in cases stipulated by law;

- form of voting on each issue on the agenda;
- the form and text of the ballot in case of voting by ballots or absentee voting;
- the form and text of the card in the case of an open card voting;
- the procedure for notifying persons who, in accordance with the legislation, have the right to participate in the General Meeting, of holding a General Meeting;
- a list of information (documents) and the procedure for its provision to persons entitled to participate in the General Meeting (procedure for familiarization with the information of these persons) in preparation for the holding of this meeting. In this case, participating in the General Meeting, the agenda of which includes the issue of electing members of the Company's bodies, the list should include information on the nominated candidates to the elected (formed) bodies of the Company;

procedure for registration of persons entitled to participate in the General meeting.

The decision to hold the General Meeting may also contain other information, the indication of which is appropriate in each particular case.

9.17. The decision of the Board of Directors to convene and conduct an extraordinary General Meeting or a reasoned decision to refuse to convene and conduct it is sent to persons requiring its convocation via postal communication or by other means ensuring the authenticity of transmitted and received messages and their documentary confirmation no later than 5 (five a) days from the date of such a decision

9.18. If the Board of Directors has not made a decision on convening and holding an extraordinary General Meeting of Shareholders or decided to refuse to convene and holding it, the extraordinary General Meeting of Shareholders may be convened by the Company's bodies or shareholders (s) entitled to request holding an extraordinary general meeting. At the same time, bodies and shareholders convening an extraordinary General Meeting of Shareholders have the authority of the board of directors. At the request of the bodies and participants convening the extraordinary General Meeting of Shareholders, the Company is obliged to ensure the timely formation of the register of shareholders and its subsequent transfer to these persons.

9.19. An extraordinary General Meeting of Shareholders shall be held no later than thirty (30) days from the date the Board of Directors decided to convene and hold this meeting.

9.20. Persons entitled to participate in the General Meeting shall be notified of the decision taken to hold the General Meeting by the Board of Directors at least 5 (five) days before the date of its holding. Each shareholder is notified at the address indicated in the list of shareholders of the Company by registered letter with notification or by other means ensuring the authenticity of transmitted and received messages and their

documentary confirmation. The Company has the right to independently determine the procedure for notifying shareholders of the Company.

9.21. The notice of the General Meeting should contain:

- name and location of the Company;
- date, time and place (indicating the address) of the General Meeting;
- the agenda of the General Meeting;
- the name of the Company's body or full name other persons convening the General Meeting, the basis for its convocation (in the case of the convocation and holding of an extraordinary General Meeting);
- the procedure for familiarizing the persons entitled to participate in the General Meeting with the information (documents) to be submitted in preparation for holding this meeting, indicating the address where it can be consulted;
- the procedure for registration of persons entitled to participate in the General Meeting;
- other information stipulated by the decision on holding the General Meeting.

9.22. Prior to the annual General Meeting of Shareholders, the Director (Manager) is obliged to prepare information on the Company's activities for the reporting period, which should contain:

- review of the most important events in the Company's activities that occurred in the reporting period;
- name of business companies, the number of shares owned by the Company;
- the number of shares alienated by the Company in the reporting period;
- the number of shares acquired by the Company in the reporting period;
- information on major transactions, other transactions, for making decisions on the commission of which, in accordance with this Charter, the procedure for making decisions on a major transaction, as well as on transactions of the Company, in which there was interest of its affiliates, is applicable, to the extent specified by law;
- plans and forecasts of the Company's activities for the next financial year;
- other information, the obligation to inform the shareholders of the Company of which is provided for by the legislation, this Charter and (or) local regulatory legal acts of the Company.

At the initiative of the Director (Manager), the Board of Directors, information on the Company's activities for the reporting period may also include other information.

At least 5 (five) days prior to the annual General Meeting of Shareholders, information on the Company's activities for the reporting period should be available for review to persons entitled to participate in the General Meeting of Shareholders in places whose addresses are indicated in the notice of the General Meeting. This information should be available to persons participating in the General meeting, also during the meeting.

9.23. Persons entitled to participate in the General Meeting are:

- shareholders of the Company or persons charter by the power of attorney issued to them by the shareholders of the Company;
- other persons who acquired this right in connection with the acquisition of the right to use and (or) disposal of shares in the charter capital of the Company on the basis of an agreement, unless otherwise provided by legislative acts, as well as persons charter in accordance with legislation on the management of inheritance property in the event of the death of a shareholder.

9.24. Proposals for the agenda of the General Meeting of Shareholders are entitled to be made by shareholders (shareholder), who in the aggregate hold two (2) or more percent of the Company's voting shares. Such proposals are made in writing.

9.25. The proposal for the agenda of the General Meeting must contain the name (title) of the shareholder, the number of votes belonging to him at the General Meeting, the wording of each of the issues on the agenda. The proposal on the agenda for the nomination of candidates for elected (formed) bodies of the Company should also contain the name of each proposed candidate, the name of the Company's body for election to which he is proposed.

9.26. Persons entitled to submit proposals to the agenda may also propose the formulation of a draft decision on each of the proposed issues. The proposal must be signed by its contributors. Inclusion in the agenda of the proposal to nominate candidates to the elected (formed) bodies of the Company is carried out with their consent, received in the manner prescribed by the local regulatory legal act of the Company, approved by the General Meeting of Shareholders.

9.27. A proposal on the agenda is sent to the Board of Directors or to another body (person) convening the General Meeting of Shareholders by registered mail or handed over to the relevant person under the signature no later than 5 (five) days before the date of the General Meeting.

9.28. The agenda of the General Meeting is formed by the Board of Directors at its discretion, as well as on the basis of proposals from persons entitled to make proposals to the agenda.

9.29. The Board of Directors, no later than 10 (ten) days after the expiration of the deadline set for the receipt of proposals on the agenda, is obliged to consider these proposals and decide whether to accept them or to refuse to accept them in cases stipulated by law. In the event of a refusal to accept proposals, the Board of Directors shall send to the person who submitted these proposals his reasoned decision on refusal no later than 5 (five) days from the date of the adoption of such a decision.

9.30. In the event a decision is taken to change the agenda of the General Meeting of Shareholders, determined when a decision is taken to convene and conduct it, the board of directors or another person who made the decision to hold a General Meeting must inform the persons entitled to participate in the General Meeting about this change not less than 5 (five) days before the date of its holding.

9.31. Those who registered to participate in it and (or) persons whose completed ballots were received no later than 3 (three) days prior to the General Meeting are considered to have taken part in the General Meeting.
9.32. The General Meeting of Shareholders shall be deemed eligible (has a quorum) if its members possess in aggregate more than 50 (fifty) percent of the votes of the total number of votes belonging to the shareholders of the Company.
9.33. In the absence of a quorum established, the annual General Meeting shall be held, and the extraordinary General Meeting may be held again with the same agenda. A repeated General Meeting shall have a quorum if its members possess in aggregate more than 30 (thirty) percent of the votes of the total number of votes.
9.34. The General Meeting has the right to make decisions on matters not included in its agenda, as well as change the agenda, with the exception of unanimous decision-making by the General meeting, in which all persons having the right to participate in the General meeting.
9.35. The general meeting can be held in full-time, in absentia or mixed forms.
9.36. The general meeting, held in full-time or mixed form, is conducted by its chairman, elected for a term and in the manner determined by the general meeting.
9.37. Voting at the General Shareholders Meeting is carried out according to the principle "one voting share - one vote", with the exception of cumulative voting. A voting share of a joint-stock company is a simple (ordinary) share, which gives the shareholder - its owner the right to vote when deciding an issue put to the vote.
9.38. Decisions of the General Meeting are made by a simple majority of votes (over 50%) of persons who took part in the General Meeting, except as required by law and this Charter, when for making decisions on certain issues a qualified majority is required of the number of votes of the said persons or of the total number of votes shareholders of the Company or when the decision by the specified persons or by all shareholders of the Company is made unanimously, and other cases stipulated by the legislation and this Charter.
9.39. Decisions adopted by the General Meeting are announced at this meeting or communicated to shareholders no later than 10 (ten) days after the date of signing the minutes of the General Meeting by sending a copy of the specified protocol to the shareholders.
9.40. According to the results of the General Meeting of Shareholders no later than 5 (five) days after its closure, the minutes of the General Meeting of Shareholders in one copy shall be compiled.
9.41. The minutes of the General Meeting of Shareholders shall be kept by the Chairman of the General Meeting of Shareholders. In the presence of the Secretary of the General Meeting of Shareholders, the minutes of the General Meeting of Shareholders shall be kept by the Secretary of this meeting. The secretary is appointed by the chairman of the General Meeting of Shareholders independently from among the employees of the Company for any term or for the duration of the meeting.
9.42. The protocol is drawn up in one copy and signed (with the sight of each page, including decisions attached to the protocol) by the chairman of the General Meeting, the secretary (if available). Minutes in addition to these persons may also be signed by other persons by decision of the General Meeting. A list of persons registered for participation in the General Meeting and (or) persons whose bulletins are received in the manner prescribed by this Charter shall be attached to the protocol. The list of persons registered for participation in the General Meeting shall contain the signatures of these persons.
9.43. A copy of the minutes of the General Meeting is provided to shareholders upon their written request submitted directly to the Board of Directors no later than 7 days from the date such request is filed. In this case, for providing a copy of the protocol may be charged, the amount of which should not exceed the cost of its manufacture.
9.44. The cost of holding meetings of the General Meeting of Shareholders shall be borne by the Company.

ARTICLE 10. BOARD OF DIRECTORS (SUPERVISORY BOARD) OF THE COMPANY

10.1. The competence of the Board of Directors includes:

- determination of the main activities and development strategy of the Company;
- approval of the value of the Company's property in the event of a major transaction and a transaction in which there is an interest of affiliated persons, issuance (issuance) of securities, as well as in other cases established by law, the need to determine the value of the Company's property, to complete a transaction with which a decision of the General Meeting shareholders or board of directors;

use of reserve and other funds of the Company;

- selection and approval of an auditing organization (an auditor - an individual entrepreneur) and determining the essential terms of an audit services contract with an auditing organization (an auditor - an individual entrepreneur), except as required by law;
- approval of the terms of contracts with the managing organization (Manager) and the appraiser;
- approval, in cases stipulated by law, of local regulatory legal acts of the Company;
- the decision to create associations of legal entities that are not legal entities, and to participate in such associations;
- decision on the establishment and liquidation of representative offices and branches of the Company;
- the decision to establish other legal entities, as well as to participate in them;
- the decision on the establishment, reorganization and liquidation of unitary enterprises and institutions by the Company;

determination of the terms of remuneration of the Director or the amount of payment for the services of the managing organization (Manager);

- The decision to provide free (sponsorship) assistance in accordance with the legislative acts;
- the solution of other issues stipulated by the legislation and this Charter.

10.2. Board members can only be individuals. A member of the Board of Directors may not be a shareholder of the Company.

10.3. Persons elected to the Board of Directors may be re-elected an unlimited number of times in the manner prescribed by law and this Charter.

10.4. The powers of a member (members) of the Board of Directors may be terminated early by decision of the General Meeting of Shareholders. In the case of the election of members of the Board of Directors by cumulative voting, the decision on the early termination of their powers can be made only in respect of all members of this Board.

10.5. Powers of a member of the Board of Directors are terminated early without a decision of the General Meeting of Shareholders in connection with the retirement of a member of the Board of Directors from this board in the event of:

- applying for withdrawal;
- death of a member of the Board of Directors;
- the announcement of the deceased member of the Board of Directors
- recognition as incompetent or missing of a member of the Board of Directors.

10.6. In the event that a member (members) of the Board of Directors resigns from its composition, the Board of Directors continues to exercise its powers until a new board of directors is elected, except as required by law, and when unanimous decision is required by all members in accordance with the law and this Charter. board of directors.

10.7. Members of the Board of Directors to organize its activity elect the chairman.

10.8. Chairman of the Board of Directors:

- organizes the work of the Board of Directors, convenes and holds meetings of this board, and presides over them;
- determines the time, place, issues on the agenda of the meeting of the Board of Directors and rapporteurs on them;
- controls the implementation of decisions of the Board of Directors, as well as instructions, given to him by General Meeting of Shareholders;
- carries out other powers determined by the legislation and this Charter.

10.9. The Board of Directors is entitled to re-elect its chairman at any time by a majority vote of the total number of members of this board.

10.10. Members of the Board of Directors may be paid remuneration and (or) reimbursement of expenses in the amounts established by the General Meeting of Shareholders during the period of their duties.

10.11. The rights and obligations of members of the board of directors and its chairman are determined by this Charter and legislation.

10.12. Requirements for qualifications, professional and other qualities of candidates for members of the Board of Directors, as well as the procedure for making decisions by the Board of Directors in the part not regulated by this Charter, may be determined by the relevant local regulatory legal act of the Company approved by the General Meeting of Shareholders.

10.13. Meetings of the Board of Directors are held as necessary, but at least once every 3 (three) months.

10.14. A meeting of the Board of Directors is considered valid if it is attended by at least half of the number of its elected members.

10.15. The Board of Directors makes decisions by a majority of votes of the number of members of the Board of Directors present at the meeting, unless otherwise provided by this Charter. In case of equality of votes of members of the Board of Directors in making decisions by it, its chairman has the right to vote.

10.16. When making decisions by the Board of Directors, each member has one vote.

10.17. The transfer of their powers, including the right to vote, by a member of the Board of Directors to another person, including another member of the Board of Directors, is not allowed.

10.18. Decisions of the Board of Directors can be made by method of interviewing its members.

10.19. Decisions of the Board of Directors are documented by a protocol that is signed by the chairman of this board.

ARTICLE 11. EXECUTIVE BODY OF THE COMPANY

11.1. The executive body of the Company is the Director (Manager).

11.2. The director is elected by the General Meeting of Shareholders and is hired under a contract or employment contract. The contract (contract) on behalf of the Company is concluded and signed by the Chairman of the General Shareholders Meeting at which the Director was elected, or by another person (shareholder) charter by the decision of this General Meeting.

11.3. A director may be elected from among the non-shareholders of the Company.

11.4. The rights and obligations of the Director (Manager) are determined by law and this Charter, as well as by the employment contract (contract) or civil law contract.

11.5. The Director (Manager) is supervised by the General Meeting of Shareholders and the Board of Directors and organizes the implementation of decisions of these bodies. The Director (Manager) is responsible for the results of the Company's work, compliance with the requirements of this Charter, and fulfillment of obligations.

11.6. Director (Manager):

- carries out the current management of the Company's activities;
- acts on behalf of the Company within its competence without a power of attorney, including representing the interests of the Company and makes transactions on behalf of the Company;
- hires and dismisses employees of the Company;
- determines the amount and procedure for remuneration of the Company's employees;
- issues orders (requests) and gives instructions that are mandatory for all employees of the Company;
- applies incentives and disciplinary measures in accordance with the rules of internal labor regulations and legislation;
- represents the interests of the Company in the management bodies of other legal entities of which the Company is a member;
- manages property, including the funds of the Company, within its competence;
- opens settlement, currency and other accounts with banks;
- issues power of attorney;
- appoints heads of representative offices and branches and issues powers of attorney to them;
- reports to the General Meeting of Shareholders regularly (at least once a year), and also presents documents and information relating to the activities of the Company, in the manner determined by the General Meeting of Shareholders;
- organizes the maintenance of records of the Company's affiliates and independently maintains records of the Company's affiliates or authorizes (appoints) another person to maintain such records;
- ensures the implementation of the plans of the Company;
- organizes the implementation of decisions of the General Meeting of Shareholders;
- determines the objectives of the activity of the unitary enterprise created by the Company;

on behalf of the Company, gives written consent to the participation of a unitary enterprise established by the Company in commercial and non-commercial organizations, including state associations, as well as in financial, industrial and other business groups;

- approves, on behalf of the Company, the charter of the unitary enterprise created by the Company, and amendments and (or) additions to it;
- forms on behalf of the Company the charter capital of unitary enterprises, makes a decision on its change;
- on behalf of the Company appoints to the position of the head of a unitary enterprise created by the Company, concludes, changes and withdraws with him an employment contract (contract) or a civil law contract in accordance with the law, unless otherwise provided by law;

makes a decision on behalf of the Company on the withdrawal of property from a unitary enterprise created by the Company, in the manner and cases provided for by the legislation or by the charter of a unitary enterprise; on behalf of the Company carries out control over the activities of the unitary enterprise created by the Company, the use for the purpose and the preservation of the property belonging to the unitary enterprise; gives written consent on behalf of the Company to the creation, reorganization and liquidation of subsidiaries of a unitary enterprise created by the Company;

- gives written consent on behalf of the Company to the creation and liquidation of representative offices and branches by a unitary enterprise created by the Company;
- may make other decisions with regard to a unitary enterprise established by the Company, in accordance with legislative acts and the charter of a unitary enterprise;
- has the right to make decisions on all issues of the Company's activities, with the exception of issues referred to the competence (including exclusive) of the General Meeting of Shareholders.

11.7. The Director (Manager), within the limits of his authority, issues orders and gives instructions binding for all employees of the Company.

11.8. The Director (Manager) is obliged to report in writing to the Board of Directors on all his transactions with the Company's securities, as well as about the transactions with the Company's securities of their spouse, parents, adult children and their spouses, adoptive parents, adults adopted and their spouses, grandfathers, grandmothers, adult grandchildren and their spouses, siblings and parents of the spouse (spouses) by sending a registered letter with a return notification not later than 5 (five) days from the moment of the transaction.

ARTICLE 12. COMPANY AUDIT COMMISSION

12.1. In order to exercise internal control over the financial and economic activities of the Company, the General Meeting of Shareholders annually elects a Audit Commission consisting of 3 people.

12.2. A member of the Board of Directors and the Director (Manager) may not be a member of the Audit Commission.

12.3. Persons whose activities are being verified are not entitled to participate in audits or inspections on relevant issues.

12.4. The Audit Commission is headed by a chairman who is elected from among its members on the day of the end of the General Shareholders Meeting at the first meeting of the Audit Commission, which is organized and conducted by the Chairman of the General Shareholders Meeting.

12.5. Chairman of the Audit Commission:

- organizes the work of the Audit Commission, including convenes and holds meetings of the Audit Commission and chairs them;
- manages the audits and revisions conducted by the Audit Commission;

- provides a conclusion on the results of the audit or revision

12.6. The powers of the members of the Audit Commission may be terminated early by decision of the General Meeting of Shareholders.

12.7. The competence of the Audit Commission includes carrying out audits in all or several areas of the Company's activities or inspections in one or several interrelated areas or for a certain period of this activity carried out by the Company, its branches and representative offices.

12.8. The duties of the Audit Commission include:

- annual audit - according to the results of financial and economic activities for the reporting year no later than March 31 of the year following the reporting year;
- revisions or inspections - by decision of the Company's management bodies within the time limits set by them;

revisions or inspections - at the written request of the shareholders, who in the aggregate own 10 (ten) or more percent of the Company's shares, in cases provided for by the legislative acts of the Republic of Belarus, within 20 (twenty) days from the date of the corresponding request.

12.9. The audit commission has the right to conduct an audit or revision at any time on its own initiative.

12.10. The duration of the audit or inspection should not exceed 30 (thirty) days.

12.11. The audit commission on the basis of the results of the audit or verification is a conclusion.

12.12. The audit commission in the event of violations is obliged to:

- to submit a conclusion of an audit or verification, or their individual conclusions and proposals to the Company's management bodies, which, in accordance with their competence, are obliged to take measures to eliminate the violations committed within two weeks;
- to demand the convocation of an extraordinary General Meeting of Shareholders, if the decisions revealed during the audit or verification of violations can be made only by this meeting.

12.13. The conclusion of the Audit Commission on the results of the annual audit is submitted for consideration by the General Meeting of Shareholders when approving the annual report, annual accounting (financial) statements (data from the income and expenses book) and the distribution of profits and losses of the Company.

ARTICLE 13. ACCOUNTING AND REPORTING IN COMPANY. AUDIT IN COMPANY

13.1. The Company in accordance with the law and in accordance with the accounting policy formed by it, organizes and maintains accounting and other accounting for financial and economic activities (income and expenses accounting book), its branches and representative offices, compiles and presents accounting (financial), statistical and other reporting.

13.2. Accounting (financial) statements of the Company should include indicators of the activities of branches, representative offices and other structural units, including those allocated to separate balance sheets. The terms and procedure for submission of reports by branches, representative offices and other structural divisions are established in the regulations on these structural divisions.

13.3. The company should prepare accounting (financial) statements for the month, quarter and year on a cumulative basis from the beginning of the reporting year, unless otherwise established by the legislation of the Republic of Belarus. At the same time, monthly and quarterly accounting (financial) statements are intermediate.

13.4. In cases established by law, the accuracy of the accounting (financial) statements should be confirmed by the Audit Commission or an auditing organization (an auditor - an individual entrepreneur).

13.5. Consideration and approval of the annual report of the Director (Manager), the annual accounting (financial) statements (data from the income and expenses records book) of the Company takes place at the annual General Meeting of Shareholders.

13.6. The interim accounting (financial), statistical and other types of reporting are approved by the Director (Manager), unless otherwise provided by law.

13.7. Responsibility for the organization, condition and accuracy of accounting and reporting in the Company, timely submission of accounting (financial), statistical and other reporting to the appropriate state bodies (organizations) are borne by the Company and the Director (Manager) in accordance with the law and this Charter.

13.8. The financial year of the Company coincides with the calendar year.

13.9. The accounting (financial) statements of the branch (representative office) allocated to a separate balance sheet, according to the head of this branch (representative office).

13.10. Accounting (financial) statements by branches and representative offices not allocated to a separate balance sheet are not compiled.

13.11. To conduct an audit of accounting, accounting (financial) statements (data from the income and expenses accounting book) and other documents, and, if necessary, and (or) checking the activities of the Company, its branches and representative offices, which should be reflected in the accounting (financial) statements (the accounting book of income and expenses), the Company is entitled, and in cases and in accordance with the procedure established by law, is obliged to involve an audit organization (an auditor - an individual entrepreneur).

13.12. An audit of the reliability of the Company's accounting (financial) statements (data from the income and expenses record book) can also be carried out at the request of any of its shareholders. In the case of an audit, payment for the services of an audit organization (auditor - individual entrepreneur) is made at the

expense of the shareholder of the Company, at whose request it is carried out. Shareholder expenses for the services of an auditing organization (auditor - individual entrepreneur) may be reimbursed by the decision of the General Meeting of Shareholders at the expense of the Company.
13.13. The management bodies of the Company, in accordance with their competence, are obliged to take timely measures to eliminate violations of the law, accounting procedures (income and expenditure books) and (or) accounting (financial) reporting identified during the audit.
13.14. The audit report prepared based on the results of the audit of the annual accounting (financial) statements (data from the income and expenses record book) of the Company is submitted for consideration by the General Meeting of Shareholders when approving the annual report, the annual accounting (financial) statements (data from the income and expenses book) and distribution of its profits and losses.

ARTICLE 14. COMPANY INFORMATION

14.1. The Company is obliged to disclose information about the Company in the amount and manner prescribed by law.
14.2. Shareholders of the Company in order to obtain information about the Company may request documents included in the list of documents available for shareholders to review.
14.3. The request for information on the Company is filed by the shareholder in writing to the Director (Manager).
14.4. The request for information on the activities of the Company should include:
- the executive body in whose name the request is submitted;
- information about the shareholder making the request (for a shareholder - an individual: last name, first name, patronymic name (if any), place of residence, passport data; for a shareholder - legal entity: - name, location);
- list, types of requested information about the Company, including the date, number (if known) of the requested document or the period for which the documents are required;
the method of providing information, if such is not fixed by this Charter;
request date;
- Signature of the shareholder of the Company.
14.5. If the request is sent by the shareholder's representative, then a copy of the document confirming the authority of such representative to receive information is attached to the request.
14.6. A shareholder requests information about the Company in one of the following ways:
- at the location of the Company, personally, on receipt, to the responsible person of the Company charter to receive documents of the Company;
- by mail to the postal address of the Company.
14.7. In the case of providing the shareholder with information by familiarizing with it at the location of the Company, the fact of such familiarization is confirmed by making an appropriate entry in the journal on the provision of information about the Company. The journal on the provision of information about the Company to the shareholder should contain the following information:
- surname, name, patronymic (if any) of the shareholder who submitted the request (his representative);
- the date of the request of the shareholder (his representative);
- the date of provision of information for familiarization at the location of the Company;
- the signature of the shareholder of the Company, who got acquainted with the requested information;
- the signature of the responsible person of the Company, who provided information to the shareholder for review.
14.8. Information about the Company is provided to shareholders by sending a letter by mail or sending a letter by e-mail within 10 (ten) calendar days from the date the corresponding written request of the shareholder is received by the Company.
14.9. If the amount of information requested by the shareholder does not allow the Company to provide it within one letter (exceeds the maximum size and weight of the letter established by law), the Company provides such information directly at its location. The shareholder who requested the information is notified within 3 (three) calendar days from the moment the Company receives the request.
14.10. When the Company receives a shareholder's request for information with clearly formulated questions about the Company's activities, the latter, if possible, provides the shareholder with such information in the form of a letter with answers to questions by mail.
14.11. When the Company receives a shareholder's request with a request to provide certain documentation of the Company for review and (or) information that is inseparably connected with certain documentation of the Company, the latter sends to the shareholder by mail copies of the relevant documents of the Company.
14.12. At the request of shareholders, the Company provides information on its activities by sending written correspondence (registered letters or small packages) to the relevant shareholders by public postal service. If the request indicates that it is urgent to receive information about the Company, the latter sends it via expedited mail.
14.13. The Company has the right to demand, and the shareholder is obliged to pay to the Company the expenses incurred by the Company in connection with providing the shareholder with information in the form of copies of documents or a written message with answers to questions when they are sent by mail. In the case of sending information in the form of a written message, the volume of the text of which does not exceed three

pages, expenses are charged to the shareholder only in the part spent on its delivery. The costs of sending copies of documents are determined according to the approved tariffs of the shipping organization.

14.14. The calculation of the amount of expenses incurred by the Company and payable by the shareholder in connection with the provision of information on the activities of the Company upon request in the form of copies of documents is carried out by summing up the costs of the Company for their manufacture and shipment.

14.15. Payment for providing information to a shareholder in cases stipulated by law, and (or) this Charter, and (or) local regulatory legal acts, is made by transferring the amount of money to the Company's settlement account by the shareholder within 5 (five) working days from the moment the shareholder receives invoices for payment along with copies of relevant documents.

14.16. If the Company has grounds for refusal to satisfy a shareholder's request for information, the Company is obliged to send a shareholder a written request no later than 5 (five) working days from the receipt of the request.

14.17. The Company is obliged to provide information on the Company's activities that a shareholder requested in the event that the provision of such information is provided for by the legislation and this Charter within 7 (seven) calendar days from the receipt of the relevant request. If it is necessary to involve another Company specialist in the process of preparing information, the deadline for providing information to a shareholder is 10 (ten) calendar days from the date of receipt of the request.

14.18. Acquaintance with documents at the location of the Company is carried out during working hours established in the Company.

14.19. The Director (Manager) is responsible for providing information about the Company to the shareholders of the Company at their requests in accordance with the procedure established by this Charter.

ARTICLE 15. BRANCHES AND REPRESENTATIVE OFFICES

15.1. The Company has established the branch with the name "Branch of Joint Stock Company "Aetsoft".

15.2. The Branch of Joint Stock Company is registered in: Lithuania, Vilnius, Eišiškių Sodų 18-oji g. 11.

15.3. The Branch acts based on the Provision of the branch of Joint Stock Company "Aetsoft", which was approved by director of the Joint Stock Company "Aetsoft".

15.4. The Company may, in accordance with the procedure established by law, create representative offices and branches that are not legal entities and act on behalf of the Company on the basis of regulations approved by the Company.

15.5. The creation by the Company of representative offices and branches outside the territory of the Republic of Belarus is carried out in accordance with the legislation of a foreign country at the location of representative offices and branches, unless otherwise provided by international treaties of the Republic of Belarus.

15.6. The Company is responsible for the activities of its representative offices and branches.

15.7. The head of the representative office or branch of the Company is appointed by the Company in accordance with the procedure established by these Articles of Association and the regulations on the branch or representative office.

15.8. At the time of state registration, the Company has no branches and representative offices.

ARTICLE 16. AFFILIATED PERSONS AND SOCIETY TRANSACTIONS

16.1. Affiliated persons of the Company are individuals and legal entities capable of directly and (or) indirectly (through other individuals and (or) legal entities) determining decisions or influencing their adoption by the Company, as well as legal entities, on which the Company has such influence . The list of affiliated persons is determined by legislation.

16.2. The Company determines the circle, keeps records of its affiliates, and also notifies its affiliates in writing about this. The accounting of the Company's affiliates is carried out by the Director (Manager) or other person charter (appointed) by him, and is done by compiling and maintaining a list of the Company's affiliates. The procedure for keeping records of affiliated persons, requesting information from the Company and making transactions in which the affiliates of the Company are interested in can be established by the local regulatory legal acts of the Company approved by the Director (Manager).

16.3. The Director (Manager) is obliged to provide the Company's shareholders with the opportunity to familiarize themselves with the list of affiliates of the Company.

16.4. The interest of affiliates in the Company's transaction is recognized in cases stipulated by law.

16.5. Affiliates of the Company in the implementation by the Company of a transaction in which there is their interest are obliged to act in the interests of the Company and to exercise due diligence and conscientiousness, which they would show in the implementation by the Company of a similar transaction in which they had no interest.

16.6. The affiliate of the Company is obliged to notify the Company in writing of the acquisition of shares of this Company no later than 10 (ten) days from the date of their acquisition.

16.7. The decision of the General Meeting of Shareholders on a transaction in which there is an interest of its affiliates is made by the General Meeting of Shareholders by a majority of the total votes of the shareholders of the Company who are not interested in this transaction.

16.8. The Company is obliged to disclose to the public by posting on the Company's website on the global computer network the Internet within 10 (ten) days from the date of the relevant decision, information on interested-party transactions:

members of the Board of Directors, Director (Manager);

spouse, parents, adult children and their spouses, adoptive parents, adult adopted children and their spouses, grandfather, grandmother, adult grandchildren and their spouses, siblings and parents of the spouse (spouses) members of the Board of Directors, Director (Manager);

members of collegial management bodies of a legal entity exercising the powers of the sole executive body of the Company, an individual or legal entity exercising the powers of the sole executive body of the Company.

16.9. Disclosure for public information is subject to information about the parties to the transaction, its subject, the criteria of interest of the persons referred to in sub. 16.8 p. 16 of this Charter, including all significant facts concerning the nature and degree of interest, as well as the alleged benefit of these persons as a result of such a transaction, except for the cases when, in accordance with the legislation, distribution and (or) provision such information is limited.

16.10. The company is obliged at the request of any shareholder to provide a certain sub. 16.9 p. 16 of this Charter information on transactions in which there is an interest of its affiliates.

16.11. Decisions of the General Meeting of Shareholders on a transaction in which there is interest in its affiliated persons are not required if all shareholders of the Company are affiliates of the Company and are interested in making such a transaction.

16.12. The decision of the General Meeting of Shareholders on a transaction in which there is interest of its affiliates is also not required if the transaction simultaneously meets the following conditions:

- the transaction is made by the Company in the course of its normal business activities;
- the terms of such a transaction do not significantly differ from the terms of similar transactions made by the Company in the course of its normal business activities.

16.13. The local regulatory legal act of the Company may provide for principles and (or) conditions, establishing, according to which it is determined that the transaction does not have significant differences from the conditions of similar transactions, allowable limits of deviations of certain transaction conditions for recognition of such transaction conditions can be fixed no different from the conditions of similar transactions.

16.14. A transaction in which there is an interest of the Company's affiliates, made in violation of the requirements provided by law and (or) violates the rights and legitimate interests of the Company, shareholders of the Company, is disputable and may be invalidated by the court at the suit of the shareholders of the Company, the Company itself, board of directors.

16.15. If the Company incurs losses as a result of the Company's transaction in which its affiliate has an interest, such person shall be liable to the Company in the amount of losses incurred if this affiliate offered the transaction to the conclusion not knowingly in the interests of this Company and (or) took measures to prevent its conclusion. At the same time, if an affiliate interested in making a transaction received income as a result of its execution, the Company has the right to demand compensation along with other losses as well as lost profits in an amount not less than the income received by this person. If several affiliates of the Company are liable, their responsibility to the Company is joint and several.

16.16. A major transaction of the Company is a transaction (including a loan, loan, pledge, surety) or several interrelated transactions entailing the acquisition, alienation or possibility of alienation by the Company directly or indirectly of funds and (or) other property, the value of which is 20 (twenty) and more percent than the balance sheet value of the Company's assets, determined on the basis of the accounting (financial) statements for the last reporting period preceding the day of the decision to commit such a transaction (value of assets).

16.17. The amount of the transaction is compared with the book value of assets (value of assets) in the case of acquiring the property of the Company that is the subject of a major transaction, and in the case of alienation or the possibility of alienation of property that is the subject of a major transaction:

- the value of such property determined on the basis of accounting (financial) statements (books of income and expenses), if the specified value is equal to or higher than the amount of the transaction;
- the amount of the transaction, if the value of the property determined on the basis of the accounting (financial) statements (books of income and expenses) is lower than the amount of the transaction.

16.18. Major transactions of the Company may be made by decision of the General Meeting of Shareholders. The general meeting of shareholders decides to complete a major transaction, the subject of which is property worth:

- from 20 (twenty) to 50 (fifty) percent of the book value of the assets (value of assets) of the Company - by a majority of at least two-thirds of the number of votes of persons who participated in the General Meeting of Shareholders;
- 50 (fifty) and more percent of the balance sheet value of the assets (value of assets) of the Company, - by a majority of at least three quarters of the number of votes of persons who participated in the General Meeting of Shareholders.

16.19. If a major transaction is made by the Director (Manager) or a charter person in the absence of a decision of the General Meeting of Shareholders to make such a transaction, the General Meeting of Shareholders may subsequently approve the execution of this transaction. Such approval creates, changes and terminates for the Society civil rights and obligations under a large transaction from the moment it is completed.

16.20. Changes to the terms of a major transaction are made by decision of the General Meeting of Shareholders. If a change in the terms of a major transaction is made by the Director (Manager) without a

decision of the General Meeting of Shareholders, the General Meeting of Shareholders may subsequently approve the introduction of changes to the terms of the major transaction. Such approval changes the conditions of a major transaction from the time it is changed.

16.21. The procedure for making a decision on a major transaction also applies to all transactions of the Company, the subject of which is real estate.

ARTICLE 17. REORGANIZATION AND LIQUIDATION OF SOCIETY

17.1. Reorganization (merge, separation, accession, division, transformation) or liquidation of the Company may be carried out voluntarily by a unanimous decision of the Company's shareholders, as well as on other grounds in the manner prescribed by law.

17.2. The company may be liquidated by the decision of:

- General Meeting of Shareholders;
- the Economic Court in cases stipulated by law;
- the registering authority in cases stipulated by law.

17.3. In case of liquidation of the Company, the claims of its creditors are satisfied in the order established by the legislation.

17.4. The liquidation of the Company is considered completed, and the Company is liquidated from the date of the decision of the registering body to make an entry in the Unified State Register of Legal Entities and Individual Entrepreneurs to exclude the Company from this register.

SIGNATURES OF SHAREHOLDERS OF THE COMPANY

______________________ N.N. Grebenkine